Exhibit 3: Operating Results by Business Unit in Ch$ millions
(Second Quarter)

Second Quarter 2002	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	34.350	14.318	10.811	7.097	66.576
COGS	(31.276)	(12.123)	(9.300)	(5.064)	(57.763)
Gross Income	3.074	2.195	1.511	2.033	8.813
Gross Margin	8,9%	15,3%	14,0%	28,6%	13,2%
SG&A	(4.115)	(1.319)	(739)	(830)	(7.003)
% sales	12,0%	9,2%	6,8%	11,7%	10,5%
Operating Income	(1.041)	876	772	1.203	1.810
Operating Margin	-3,0%	6,1%	7,1%	17,0%	2,7%

EBITDA	869	1.454	1.412	1.362	5.097
Segment Contribution
% Revenues	51,6%	21,5%	16,2%	10,7%	100,0%
% Operating Income	-57,5%	48,4%	42,7%	66,5%	100,0%

Second Quarter 2003	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	28.113	14.383	11.237	8.249	61.982
COGS	(24.509)	(12.890)	(9.682)	(6.087)	(53.168)
Gross Income	3.604	1.493	1.555	2.162	8.814
Gross Margin	12,8%	10,4%	13,8%	26,2%	14,2%
SG&A	(2.875)	(797)	(810)	(948)	(5.430)
% sales	10,2%	5,5%	7,2%	11,5%	8,8%
Operating Income	729	696	745	1.214	3.384
Operating Margin	2,6%	4,8%	6,6%	14,7%	5,5%

EBITDA	2.427	1.340	1.293	1.369	6.429
Segment Contribution
% Revenues	45,4%	23,2%	18,1%	13,3%	100,0%
% Operating Income	21,5%	20,6%	22,0%	35,9%	100,0%

Última actualización 29-08-2003
Por .